Exhibit 99.1

Press Release	Source: CallWave, Inc.

CallWave Announces Financial Results for First Quarter of Fiscal Year 2008, Narrows Operating Loss to $2.1 Million Before One Time Charges

Thursday November 1, 4:01 pm ET

SANTA BARBARA, Calif.—(BUSINESS WIRE)—CallWave, Inc. (Nasdaq: CALL - News), a leading provider of mobile applications and services that integrate phones and PCs, today reported financial results for the first quarter of fiscal year 2008.

Total revenue for the first quarter of fiscal 2008 was $5.4 million compared to $5.5 million reported in the fourth quarter of fiscal 2007. Net loss for the first quarter of fiscal 2008 was $2.3 million, or $(0.11) per share, compared to a net loss of $2.3 million, or $(0.11) per share reported in the fourth quarter of 2007. The first quarter net loss included $1.1 million of one time restructuring charges. Net loss before one time charges was $1.2 million or $(0.06) per share in the first quarter.

CallWave ended the quarter with $51.5 million in cash, cash equivalents, and marketable securities compared with $52.7 million at June 30, 2007.

“Fiscal Year 2007 was an important year for CallWave as we focused on the research and development of new technologies and products, evaluated our distribution channels and scaled our user base,” said Jeff Cavins, Chief Executive Officer of CallWave. “Looking forward, we have set our strategy for growth and a return to profitability. This plan is grounded in launching products and services that will add greater value to the mobile professional. We plan to grow our user base and scale with our distribution partners while managing cash to support our growth.”

Conference Call Details

The CallWave First Quarter 2008 teleconference and Webcast is scheduled to begin at 4:30 p.m. Eastern Time, on Thursday, November 1, 2007. To access the call, please dial (800) 240-4186, or outside the U.S. (303) 262-2139, at least five minutes before start time. A live webcast and replay will also be available on the investor relations section of the Company’s website http://www.callwave.com. An audio replay of the call will also be available to investors beginning at 6:30 p.m. ET on November 1, 2007, through November 14, 2007, by dialing (800) 405-2236, or (303) 590-3000, and entering the passcode 11100052#.

About CallWave

CallWave is leading the way in developing applications that make phones and computers work better together. With CallWave, tasks that are difficult to do on the phone become much easier on the desktop - without changing phone numbers, handsets or service providers. CallWave enables consumers and businesses to get more out of the devices they use everyday - their computers and phones. CallWave also private-labels convergence applications, such as PC-based visual voicemail, to service providers to reduce churn, expand on-line marketing and drive revenues. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

Safe Harbor Statement

This press release may contain certain statements of a forward-looking nature. Such statements are made pursuant to the “forward-looking statements” and “safe harbor” provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange

Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements.

CALLWAVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of September 30, 2007	As of June 30, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,281	$20,299
Marketable securities	36,194	32,411
Accounts receivable; net of allowance for doubtful accounts of $384 and $436, respectively	2,270	2,396
Other current assets	509	563

Total current assets	54,254	55,669
Property and equipment, net	2,253	2,118
Intangible assets, net	4,318	4,405
Other assets	85	83

Total assets	$60,910	$62,275

Liabilities And Stockholders’ Equity
Current liabilities:
Accounts payable	$456	$677
Accrued payroll	836	910
Deferred revenue	864	855
Other current liabilities	1,777	1,309

Total current liabilities	3,933	3,751

Commitments and contingencies
Stockholders’ equity:
Common stock, no par value; 100,000 shares authorized at September 30, 2007 and June 30, 2007, respectively; 20,941 and 20,880 shares issued and outstanding at September 30, 2007 and June 30, 2007, respectively	74,089	73,346
Other comprehensive income (loss)	1	(36)
Accumulated deficit	(17,113)	(14,786)

Total stockholders’ equity	56,977	58,524

Total liabilities and stockholders’ equity	$60,910	$62,275

See accompanying notes.

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,
	2007	2006
	(unaudited)
Revenues	$5,352	$6,535
Cost of sales	1,932	2,230

Gross profit	3,420	4,305
Operating expenses (1):
Sales and marketing	1,581	1,540
Research and development	1,609	1,632
General and administrative	2,162	3,325
Restructuring charges	1,095	—

Total operating expenses	6,447	6,497

Operating loss	(3,027)	(2,192)
Interest income	700	800

Loss before income taxes	(2,327)	(1,392)
Income tax expense	—	—

Net loss	$(2,327)	$(1,392)

Net loss per share:
Basic and diluted	$(0.11)	$(0.07)
Weighted-average common shares outstanding:
Basic and diluted	20,899	20,802
(1) Includes stock-based compensation as follows:
Sales and marketing	$87	$44
Research and development	56	70
General and administrative	112	145
Restructuring charges	370	—

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended September 30,
	2007	2006
	(unaudited)
Cash flows from operating activities:
Net loss	$(2,327)	$(1,392)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	262	194
Bad debt expense	222	249
Realized (gain) loss on sale of marketable securities	18	(5)
Share based compensation	625	259
Changes in operating assets and liabilities:
Accounts receivable, net of bad debt expense	(96)	(901)
Other assets	52	361
Accounts payable	(221)	964
Accrued payroll and other liabilities	394	75
Deferred revenues	9	852
Income taxes payable	—	(10)

Net cash provided by (used in) operating activities	(1,062)	646

Cash flows from investing activities:
Purchases of marketable securities	(13,009)	(27,517)
Sales of marketable securities	9,245	27,601
Purchases of property and equipment	(310)	(313)

Net cash used in investing activities	(4,074)	(229)

Cash flows from financing activities:
Proceeds from exercises of stock options	118	58

Net cash provided by financing activities	118	58

Net increase (decrease) in cash and cash equivalents	(5,018)	475
Cash and cash equivalents at beginning of the period	20,299	24,040

Cash and cash equivalents at end of the period	$15,281	$24,515